Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-130681
Prospectus Supplement
(To the prospectus dated December 23, 2005)

30,000,000 Shares

CapitalSource Inc.

Common stock

We are selling 30,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CSE.” The last reported sale price of our common stock on the NYSE on June 23, 2008 was $11.19 per share.

	Per Share	Total

Public offering price	$11.00	$330,000,000

Underwriting discounts and commissions	$0.4856	$11,480,070	(1)

Proceeds to CapitalSource, before expenses	$10.5144	$318,519,930	(1)

(1)	The underwriters will not receive any discounts or commissions on the sale of 6,359,000 shares of our common stock to affiliated purchasers.

We have granted the underwriters a 30-day option to purchase up to 4,500,000 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

Delivery of the shares of common stock will be made on or about June 27, 2008.

Investing in our common stock involves risks. See the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan	Wachovia Securities

BMO Capital Markets	Citi	Deutsche Bank Securities	Morgan Stanley

Banc of America Securities LLC	SunTrust Robinson Humphrey

JMP Securities	Sandler O’Neill + Partners, L.P.

June 23, 2008.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate Offering	Amount of
Securities to be Offered	Registered (1)	Price Per Share (2)	Price	Registration Fee (3)
Common Stock, $0.01 par value per share	34,500,000	$11.71	$403,995,000	$15,877

(1)	Reflects the potential issuance of additional shares of common stock pursuant to an over-allotment option.

(2)	Calculated in accordance with Rules 457(r) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices for the common stock as reported on The New York Stock Exchange on June 23, 2008.

(3)	The registration fee is offset completely by $16,149 remaining from registration fees previously paid in connection with prior filings under our automatic shelf registration statement (Reg. No. 333-130681).

About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement, which describes our common stock and certain other matters relating to our company. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information contained in the prospectus supplement differs from the information in the base prospectus, the information in the prospectus supplement supersedes the description in the base prospectus.

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “believe,” “expect,” “estimate,” “plan,” “will,” “look forward,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation:

•	we may be unsuccessful in completing our acquisition of assets and assumption of liabilities from Fremont Investment & Loan, or FIL, or otherwise pursuing our deposit funding strategy on schedule, on proposed or favorable terms or at all, despite significant efforts;

•	changes in economic or market conditions;

•	continued or worsening disruptions in credit and other markets may make it difficult for us to obtain debt financing on attractive terms or at all, could prevent us from optimizing the amount of leverage we employ and could adversely affect our liquidity position;

•	movements in interest rates and lending spreads may adversely affect our borrowing strategy;

•	competitive and other market pressures could adversely affect loan pricing;

•	the success and timing of other business strategies;

•	the nature, extent, and timing of any governmental actions and reforms, or changes in tax laws or regulations affecting REITs;

•	extended disruption of vital infrastructure;

•	whether, upon or after the closing of the asset acquisition from FIL, we modify our dividend policy to conform to that of other commercial depository institutions and retain rather than

S-ii

distribute a majority of our earnings to redeploy in what we believe to be attractive lending opportunities;

•	whether we are able to monetize our investment in our healthcare net lease assets successfully;

•	whether we determine not to elect to qualify as a REIT beginning in 2009 or thereafter;

•	hedging activities may result in reported losses not offset by gains reported in our consolidated financial statements; and

•	other risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2007, our Current Report on Form 10-Q for the quarter ended March 31, 2008 and our other filings with the SEC.

All forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are based on information available at the time the statement is made. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. The information contained in this section should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

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Prospectus supplement summary

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. When used in this prospectus supplement, the terms “CapitalSource,” “we,” “our” and “us” refer to CapitalSource Inc. and its subsidiaries, unless the context requires otherwise.

CapitalSource Inc.

We are a commercial finance, investment and asset management company focused on the middle market. We operate as a real estate investment trust (“REIT”) and provide senior and subordinate commercial loans, invest in real estate and residential mortgage assets, and engage in asset management and servicing activities.

We operate as three reportable segments: (1) Commercial Finance, (2) Healthcare Net Lease, and (3) Residential Mortgage Investment. Our Commercial Finance segment comprises our commercial lending business activities; our Healthcare Net Lease segment comprises our direct real estate investment business activities; and our Residential Mortgage Investment segment comprises our residential mortgage investment activities.

Through our Commercial Finance segment activities, our primary goal is to be the leading provider of financing to middle market businesses that require customized and sophisticated financing. We provide a wide range of financial products that we negotiate and structure on a client-specific basis through direct interaction with the owners and senior managers of our clients. We also originate and participate in syndicated debt financings. We seek to add value to our clients’ businesses by providing tailored financing that meets their specific business needs and objectives. As of March 31, 2008, we had 1,179 loans outstanding under which we had funded an aggregate of $9.8 billion and committed to lend up to an additional $4.6 billion.

Through our Healthcare Net Lease segment activities, we invest in income-producing healthcare facilities, principally long-term care facilities in the United States. We provide lease financing to skilled nursing facilities and, to a lesser extent, assisted living facilities, rehabilitation and acute care facilities. As of March 31, 2008, we had $1.0 billion in direct real estate investments comprised of 187 healthcare facilities that were leased to 42 tenants through long-term, triple-net operating leases.

Through our Residential Mortgage Investment segment activities, we invest in certain residential mortgage assets to optimize our REIT structure. As of March 31, 2008, our residential mortgage investment portfolio totaled $5.3 billion, which included investments in residential mortgage loans and residential mortgage-backed securities (“RMBS”). Over 99% of our investments in RMBS are represented by mortgage-backed securities that were issued and guaranteed by Fannie Mae or Freddie Mac (hereinafter, “Agency MBS”). In addition, we hold mortgage-related receivables secured by prime residential mortgage loans financed with permanent, non-recourse secured debt.

In our Commercial Finance and Healthcare Net Lease segments, the financing needs of our clients are often specific to their particular business or situation. We believe we can most successfully meet these needs and manage risk through industry or sector expertise and flexibility in structuring financings. We offer a range of senior and subordinate mortgage loans, real estate lease financing, asset-based loans, cash flow loans and equity investments to our clients. Because we believe specialized industry and/or sector knowledge is important to successfully serve our client base, we originate, underwrite and manage our financings through three focused commercial financing businesses organized around our areas of expertise. Focusing our efforts in these specific sectors, industries and markets allows us to rapidly design and implement products that satisfy the special financing needs of our clients.

These three primary commercial finance businesses are:

•	Corporate Finance, which generally provides senior and subordinate loans through direct origination and participation in syndicated loan transactions;

•	Healthcare and Specialty Finance, which, including our Healthcare Net Lease segment activities, generally provides first mortgage loans, asset-based revolving lines of credit, and other cash flow loans to healthcare businesses and a broad range of other companies and makes investments in income-producing healthcare facilities, particularly long-term care facilities; and

•	Structured Finance, which generally engages in commercial and residential real estate finance and also provides asset-based lending to finance companies.

Although we have made loans as large as $375 million, our average commercial loan size was $8.3 million as of March 31, 2008, and our average loan exposure by client was $13.3 million as of March 31, 2008. Our commercial loans generally have a maturity of two to five years with a weighted average maturity of 3.1 years as of March 31, 2008. Substantially all of our commercial loans require monthly interest payments at variable rates and, in many cases, our commercial loans provide for interest rate floors that help us maintain our yields when interest rates are low or declining. We price our loans based upon the risk profile of our clients. As of March 31, 2008, our geographically diverse client base consisted of 735 clients with headquarters in 48 states, the District of Columbia, Puerto Rico and select international locations, primarily in Canada and Europe.

Recent Developments

Asset Acquisition from Fremont Investment & Loan

Maintaining broad and diverse funding sources has been a key to our funding strategy since inception. We have identified deposit-based funding as a potentially attractive method of further broadening and diversifying our funding sources. To that end, on April 13, 2008, we entered into a definitive asset purchase agreement with Fremont Investment & Loan, or FIL, a California industrial bank, pursuant to which we agreed to cause a new subsidiary, CapitalSource Bank (in organization) (“CapitalSource Bank”), to assume all of FIL’s deposits (approximately $5.6 billion as of March 31, 2008) and deposit-related liabilities and to acquire 22 retail banking branches and operate them as CapitalSource Bank. Under the FIL agreement, we also will acquire certain systems and other infrastructure necessary to operate the retail branch network, cash and short-term investments (approximately $3.0 billion as of March 31, 2008) and the “A” participation interest in a pool of commercial real estate loans (which participation interest had an outstanding principal balance of approximately $2.7 billion as of March 31, 2008). The FIL agreement provides for a cash purchase price of $58 million plus an amount (such amount not to exceed $140 million) equal to 2% of assumed deposits at closing. The participation interest will be acquired at a 3% discount to its net book value. We are not acquiring FIL, any contingent liabilities or any business operations except FIL’s retail branch network. We intend to fund a majority of our commercial loans through CapitalSource Bank in the future.

We have received approval from the Federal Deposit Insurance Corporation, or FDIC, and the California Department of Financial Institutions to form CapitalSource Bank as a California-chartered industrial bank, to acquire assets and assume the liabilities from FIL as described above, to establish 22 of FIL’s branches as branches of CapitalSource Bank and to obtain federal deposit insurance for CapitalSource Bank, in each case subject to the conditions set forth in their respective regulatory approvals. These conditions include, among others, requirements that:

•	CapitalSource Bank maintain a total risk-based capital ratio of not less than 15% and an adequate allowance for loan and lease losses;

•	We and certain of our subsidiaries make capital contributions as may be necessary to maintain CapitalSource Bank’s liquidity at levels the FDIC deems appropriate, including by providing a $150 million unsecured revolving credit facility that CapitalSource Bank may draw on at any time it, or the FDIC, deems necessary; and

•	CapitalSource Bank, like many other de novo banks, not pay any dividends for its first three years of operations without prior approval of its regulators.

These approvals constitute all regulatory approvals necessary for our formation of CapitalSource Bank and the completion of the FIL transaction. In accordance with the terms of the Fremont agreement, in lieu of obtaining approval of its shareholders, on June 18, 2008, FIL’s parent company, Fremont General Corporation, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy filing does not impact FIL’s operations pending closing of the asset acquisition. Fremont General Corporation has stated that it intends to promptly file a motion with the bankruptcy court for its approval to complete the asset acquisition; the parties expect the bankruptcy court to approve this motion. We expect the transaction to close early in the third quarter of 2008, following satisfaction of the conditions in the regulatory approvals and the remaining closing conditions in the purchase and assumption agreement. However, we cannot assure investors that the transaction will occur on this schedule or these terms or at all.

We believe the acquisition will give CapitalSource Bank access to a significant base of deposits with strong growth prospects. Acquiring retail branches and deposit-funding capability positions us to grow by diversifying and strengthening our funding platform, and giving us access to lower and more stable cost of funds with less reliance on the capital markets, allowing us to take advantage of what we believe are attractive lending opportunities now available in the market. We anticipate that forming CapitalSource Bank, acquiring branches and assuming the deposit liabilities will enhance our liquidity profile, increase our profitability and improve our capital efficiency. Our business plan approved by the regulators permits a sale of up to $2.2 billion of our existing loans to CapitalSource Bank, the proceeds from which sale we intend to use to reduce our total debt by approximately $1.5 billion.

Closing the asset acquisition and commencing the operations of CapitalSource Bank may have other strategic implications for us in light of current market conditions.

•	Dividend Policy. As previously announced, we declared a $0.60 dividend for the second quarter of 2008, payable on or about June 30 to our stockholders of record on June 16. Upon the closing of the asset acquisition from FIL, we expect to reevaluate our dividend policy and may decide to retain a majority of our earnings, consistent with dividend policies of other commercial depository institutions, to redeploy in attractive lending opportunities, subject to satisfying our minimum distribution requirements to qualify as a REIT for 2008.

•	Possible Healthcare Net Lease Transaction. With our focus on our commercial lending activities, we expect to continue to explore ways to monetize our investment in our healthcare net lease assets, including a possible initial public offering of the common shares of an entity holding these assets. In any such transaction, we anticipate retaining a majority ownership interest and being the external manager of the new entity. The information in this prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any of the common shares of any entity holding our healthcare net lease business.

•	REIT Status. We intend to qualify to be taxed as a REIT for 2008, which may require us to acquire a significant amount of additional residential mortgage or other real estate assets due to the addition of the assets and operations of CapitalSource Bank to those of our existing taxable REIT subsidiaries. As we assess the impact of a depository franchise on our overall business operations, we intend to reexamine the strategic rationale for our REIT election, and we may determine not to elect to qualify as a REIT beginning in 2009 or thereafter.

Impact of Recent Market Conditions

Since June 2007, we have witnessed a significant disruption in the capital markets that has affected many financial institutions. This disruption resulted in a substantial reduction in liquidity for certain assets, greater pricing for risk and de-leveraging. The disruption also presents what we consider near-term market opportunities to take advantage of an asset origination environment with increased spreads and tighter deal structures and to selectively purchase high quality assets at attractive prices.

In our Commercial Finance segment, we have seen and continue to see negative effects from the disruption in the form of a higher cost of funds on our borrowings as measured by a spread to one-month LIBOR. We also have experienced and expect to continue to experience greater difficulty and higher cost in securing term debt for our loans. We have seen higher borrowing costs, lower advance rates and other less advantageous terms on our secured credit facilities that we have renewed in 2008.

As further described above in “Asset Acquisition from Fremont Investment & Loan,” we believe CapitalSource Bank will diversify and strengthen our funding and position us to take advantage of the attractive opportunities we perceive in the current market environment. We believe that deposit funding will lower our cost of funds and reduce our reliance on the more volatile capital markets.

It is possible the US economy as a whole may stagnate or continue to weaken. We expect that the credit performance of our portfolio will decline in light of the current difficult economic conditions that are likely to adversely affect our clients’ ability to fulfill their obligations to us. Additional deterioration of the US economy could further impair the credit performance of our portfolio.

During the three months ended March 31, 2008, we also saw decreases in the carrying value of certain of our residential mortgage investments, representing a decline of approximately 1.0% in the value of the portfolio, as the market dislocation impacted the pricing relationship between mortgage assets (including Agency MBS that we own) and low risk fixed income securities. Since mid-March 2008, conditions in the residential mortgage market have stabilized.

However, to reduce our exposure to this market volatility, we have implemented an asset reduction strategy for residential mortgage investments. During the three months ended March 31, 2008, we sold Agency MBS with a face value of $591.4 million. Subsequent to March 31, 2008, we sold additional Agency MBS with a face value of $1.5 billion. These decreases in the size of our residential mortgage portfolio resulted in a recognition of a loss in adjusted earnings of approximately $20.6 million for the three months ended March 31, 2008 and to date, approximately $36.1 million subsequent to March 31, 2008. We do not anticipate further sales of Agency MBS in 2008 but may acquire additional residential mortgage or other REIT-eligible assets to continue to optimize our REIT structure during 2008.

Amendment to Unsecured Credit Facility

We currently are amending our $1.07 billion unsecured credit facility. If approved by lenders representing a majority of the outstanding commitments, the proposed amendment would:

•	provide us additional flexibility to operate our business assuming the consummation of the FIL transaction and/or the possible initial public offering of our healthcare net lease business;

•	assuming consistent BBB- ratings from Standard & Poor’s and Fitch, increase pricing on borrowings under the facility by 1.875% to 3% over LIBOR or 1.5% over the applicable base rate; and

•	amend certain existing or establish certain new financial covenants, including, without limitation, consolidated debt to consolidated shareholders equity, consolidated tangible net worth, available asset coverage ratio and consolidated EBITDA to interest expense.

Selected consolidated historical financial data

The following tables show selected portions of our audited historical consolidated financial data as of, and for, the five years ended December 31, 2007, and unaudited historical consolidated financial data as of, and for, the three months ended March 31, 2008 and 2007. We derived our selected audited consolidated financial data as of, and for, the five years ended December 31, 2007 from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The selected unaudited consolidated financial data as of March 31, 2008 and for the three months ended March 31, 2008 and 2007, are derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and incorporated by reference in this prospectus supplement, and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, and in our opinion, reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of our results of operations and financial position. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results of operations to be expected for the full year or any future period.

	Three Months Ended March 31,		Year Ended December 31,
($ in thousands, except share and per share data)	2008	2007	2007	2006	2005	2004	2003

Results of operations:
Interest income	$308,325	$289,554	$1,277,903	$1,016,533	$514,652	$313,827	$175,169
Fee income	33,641	50,027	162,395	170,485	130,638	86,324	50,596

Total interest and fee income	341,966	339,581	1,440,298	1,187,018	645,290	400,151	225,765
Operating lease income	27,690	20,288	97,013	30,742	—	—	—

Total investment income	369,656	359,869	1,537,311	1,217,760	645,290	400,151	225,765
Interest expense	188,945	186,649	847,241	606,725	185,935	79,053	39,956

Net investment income	180,711	173,220	690,070	611,035	459,355	321,098	185,809
Provision for loan losses	5,659	14,926	78,641	81,562	65,680	25,710	11,337

Net investment income after provision for loan losses	175,052	158,294	611,429	529,473	393,675	295,388	174,472
Depreciation of direct real estate investments	8,916	6,762	32,004	11,468	—	—	—
Other operating expenses	58,593	58,560	235,987	204,584	143,836	107,748	67,807
Total other (expense) income	(96,399)	6,049	(74,650)	37,328	19,233	17,781	25,815
Noncontrolling interests expense	1,297	1,330	4,938	4,711	—	—	—

Net income before income taxes and cumulative effect of accounting change	9,847	97,691	263,850	346,038	269,072	205,421	132,480
Income taxes(1)	3,076	19,001	87,563	67,132	104,400	80,570	24,712

Net income before cumulative effect of accounting change	6,771	78,690	176,287	278,906	164,672	124,851	107,768
Cumulative effect of accounting change, net of taxes	—	—	—	370	—	—	—

Net income	$6,771	$78,690	$176,287	$279,276	$164,672	$124,851	$107,768

Net income per share:
Basic	$0.03	$0.44	$0.92	$1.68	$1.36	$1.07	$1.02
Diluted	$0.03	$0.43	$0.91	$1.65	$1.33	$1.06	$1.01
Average shares outstanding:
Basic	220,085,148	179,324,672	191,697,254	166,273,730	120,976,558	116,217,650	105,281,806
Diluted	221,493,514	181,743,884	193,282,656	169,220,007	123,433,645	117,600,676	107,170,585
Cash dividends declared per share	$0.60	$0.58	$2.38	$2.02	$0.50	$—	$—

(1)	As a result of our decision to elect REIT status beginning with the tax year ended December 31, 2006, we provided for income taxes for the years ended December 31, 2007 and 2006, based on effective tax rates of 39.4% and 39.9%, respectively, for the income earned by our taxable REIT subsidiaries. We provided for income taxes for the three months ended March 31, 2008 and 2007, based on effective tax rates of 39.2% and 38.9%, respectively, for the income earned by our taxable REIT subsidiaries. We did not provide for any income taxes for the income earned by our qualified REIT subsidiaries for the years ended December 31, 2007 and 2006 or for the three months ended March 31, 2008 and 2007. We provided for income taxes on the consolidated income earned based on a 33.2%, 19.4%, 38.8% and 39.2% effective tax rates in 2007, 2006, 2005 and 2004, respectively. We provided for income taxes on the income earned from August 7, 2003, through December 31, 2003, based on a 38.0% effective tax rate. Prior to our reorganization as a “C” corporation on August 6, 2003, we operated as a limited liability company and did not provide for income taxes as all income taxes were paid directly by our members.

	As of	As of December 31,
($ in thousands)	March 31, 2008	2007	2006	2005	2004	2003

Balance sheet data:
Mortgage-related receivables, net	$1,978,852	$2,041,917	$2,295,922	$39,438	$—	$—
Mortgage-backed securities pledged, trading	3,310,176	4,060,605	3,502,753	323,370	—	—
Total loans, net	9,471,286	9,581,718	7,599,231	5,779,966	4,140,381	2,339,089
Direct real estate investments, net	1,016,972	1,017,604	722,303	—	—	—
Total assets	17,701,438	18,040,349	15,210,574	6,987,068	4,736,829	2,567,091
Repurchase agreements	3,427,856	3,910,027	3,510,768	358,423	—	8,446
Credit facilities	2,373,106	2,207,063	2,251,658	2,450,452	964,843	736,700
Term debt	7,021,686	7,255,675	5,809,685	1,779,748	2,186,311	920,865
Other borrowings	1,574,994	1,594,870	1,288,575	786,959	555,000	—

Total borrowings	14,397,642	14,967,635	12,860,686	5,375,582	3,706,154	1,666,011
Total shareholders’ equity	2,654,272	2,582,271	2,093,040	1,199,938	946,391	867,132

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer	CapitalSource Inc.

Common stock offered to the public	30,000,000 shares including 6,000,000 shares that will be purchased by affiliates of Farallon Capital Management, L.L.C., one of our largest stockholders, 350,000 shares that will be purchased by John K. Delaney, our Chairman and Chief Executive Officer and 9,000 shares that will be purchased by Michael C. Szwajkowski, President of our Structured Finance Business. In this prospectus supplement, we refer to the affiliates of Farallon Capital Management, L.L.C., Mr. Delaney and Mr. Szwajkowski as “affiliated purchasers.”

Shares subject to the overallotment option	4,500,000 shares

Common stock to be outstanding after this offering	266,019,225 shares(1)

Use of Proceeds	Our net proceeds from this offering will be approximately $318.0 million, or approximately $365.3 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and other estimated expenses of this offering. We intend to use all of the net proceeds of the offering to pay down indebtedness under three of our credit facilities or to repurchase outstanding debt. Through repayment of indebtedness under these credit facilities, certain of our underwriters, Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. or their affiliates, may receive more than 10% of the net proceeds from this offering. Certain other underwriters, including J.P. Morgan Securities Inc., BMO Capital Markets Corp. and SunTrust Robinson Humphrey, Inc. or their respective affiliates also are lenders on one of our credit facilities to be repaid and will receive their proportionate share of the net proceeds from this offering. See “Underwriting.” The underwriters will not receive any underwriting discount or commission on the sale of 6,359,000 shares of our common stock to affiliated purchasers. For a more complete description, see “Use of Proceeds.”

NYSE Symbol	CSE

Settlement Date	Delivery of shares of our common stock will be made against payment therefore on or about June 27, 2008, which will be the third business day after pricing of the offered shares.

Risk Factors	For other information you should consider before buying shares of our common stock, see the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as well as the other documents incorporated by reference into this prospectus supplement.

(1)	The number of shares of our common stock to be outstanding after this offering is based on 236,019,225 shares outstanding as of May 1, 2008 and assumes no exercise of the underwriters’ over-allotment option. If the underwriters’ over-allotment option is exercised in full, the number of shares of our common stock outstanding upon completion of this offering will be 270,519,225.

Use of proceeds

Our net proceeds from this offering will be approximately $318.0 million, or approximately $365.3 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and other estimated expenses of this offering. We intend to use all of the net proceeds of the offering to pay down indebtedness under three of our credit facilities or to repurchase outstanding debt. Through repayment of indebtedness under these credit facilities, certain of our underwriters, Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. or their affiliates, may receive more than 10% of the net proceeds from this offering. Certain other underwriters, including J.P. Morgan Securities Inc., BMO Capital Markets Corp. and SunTrust Robinson Humphrey, Inc. or their respective affiliates also are lenders on one of our credit facilities to be repaid and will receive their proportionate share of the net proceeds from this offering. See “Underwriting.” During 2007 and 2008, we borrowed money under these credit facilities to fund our commercial lending and investment business and for general working capital. As of May 8, 2008, these credit facilities had an aggregate of $1.07 billion outstanding. Interest on borrowings under the credit facilities is charged at either (a) the Commercial Paper (“CP”) rate plus 2.25%, which was approximately 2.46%, as of May 8, 2008 or (b) a blended CP and LIBOR rate plus 2.00%, which was 2.56% as of May 8, 2008. These credit facilities mature in March and April 2009.

Underwriting

We are offering shares of our common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of our common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	9,373,200
Wachovia Capital Markets, LLC	9,373,200
BMO Capital Markets Corp.	1,911,300
Citigroup Global Markets Inc.	1,911,300
Deutsche Bank Securities Inc.	1,911,300
Morgan Stanley & Co. Incorporated	1,911,300
Banc of America Securities LLC	1,223,100
SunTrust Robinson Humphrey, Inc.	1,223,100
JMP Securities LLC	581,100
Sandler O’Neill & Partners, L.P.	581,100

Total	30,000,000

The underwriters are committed to purchase all the shares of our common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Certain affiliates of Farallon Capital Management, L.L.C., one of our largest stockholders, John K. Delaney, our Chairman and Chief Executive Officer, and Michael C. Szwajkowski, President of our Structured Finance Business, have agreed to purchase an aggregate of 6,359,000 shares of our common stock directly from the underwriters at the price equal to the public offering price. The underwriters will not receive any underwriting discount or commission on the sale of our common stock to these affiliated purchasers.

The underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.2914 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 4,500,000 additional shares of our common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-

allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of our common stock. The underwriting fee is 4.4145% of the aggregate proceeds of this offering. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With full
	over-allotment	over-allotment
	exercise	exercise

Per Share (1)	$0.4856	$0.4856
Total (1)	$11,480,070	$13,665,270

(1)	The underwriters will not receive any discounts or commissions on the sale of 6,359,000 shares to affiliated purchasers.

We estimate that the total expenses of this offering will be approximately $500,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed, subject to certain limited exceptions, that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC on behalf of the underwriters for a period of 90 days after the date of this prospectus supplement. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and named executive officers, and certain affiliates of Farallon Capital Management, L.L.C. and Madison Dearborn Partners have agreed, subject to certain limited exceptions,

that they will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or act to cause us to file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC on behalf of the underwriters for a period of 60 days after the date of this prospectus supplement. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Each of the underwriters may arrange to sell shares in certain jurisdictions outside the United States through affiliates, either directly where they are permitted to do so or through affiliates. In that regard, Wachovia Capital Markets, LLC may arrange to sell the shares in certain jurisdictions through an affiliate, Wachovia Securities International Limited or WSIL. WSIL is a wholly-owned indirect subsidiary of Wachovia Corporation and an affiliate of Wachovia Capital Markets, LLC. WSIL is a UK incorporated investment firm regulated by the Financial Services Authority. Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its affiliates, including Wachovia Capital Markets, LLC and WSIL.

United Kingdom

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a ”Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the ”EU Prospectus Directive”) is implemented in that Relevant Member State (the ”Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant

Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running mangers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ”offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Finland

This prospectus supplement and the accompanying prospectus have not been prepared to comply with the standards and requirements regarding public offering set forth in the Finnish Securities Market Act (1989/495, as amended) and have not been approved by the Finnish Financial Supervision Authority. The securities may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which constitute public offering of securities under Finnish law.

France

The securities (i) will not be offered or sold, directly or indirectly, to the public (appel public à l’épargne) in the Republic of France and (ii) offers and sales of securities in the Republic of France (a) will only be made to qualified investors (investisseurs qualifiés) as defined in, and in accordance with, Articles L 411-1, L 411-2 and D 411-1 to D 411-3 of the French Code monétaire et financier or (b) will be made in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article L 411-2 of the Code Monétaire et Financier and Article 211-2 of the Règlement Général of the Autorité des marchés financiers. Investors are informed that neither this prospectus supplement nor the accompanying prospectus has been admitted to the clearance procedures of the Autorité des marchés financiers, and that any subsequent direct or indirect circulation to the public of the securities so acquired may not occur without meeting the conditions provided for in Articles L 411-1, L 411-2, L 412-2 and L 621-8 to L 621-8-2 of the Code Monétaire et Financier.

In addition, the issuer represents and agrees that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in the Republic of France, this prospectus supplement, the accompanying prospectus or any other offering material relating to the securities other than to those investors (if any) to whom offers and sales of the securities in the Republic of France may be made as described above.

Italy

The offering of the securities has not been registered pursuant to the Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that it has not offered or sold, and will not offer or sell, any securities in the Republic of Italy in a solicitation to the public, and that sales of the securities in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. In any case, the securities cannot be offered or sold to any individuals in the Republic of Italy either in the primary market or the secondary market.

Each of the underwriters has represented and agreed that it will not offer, sell or deliver any securities or distribute copies of this prospectus supplement or the accompanying prospectus or any other document relating to the securities in the Republic of Italy except:

(1) to “Professional Investors”, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 2 July 1998 as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended (“Decree No. 58”), or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of the securities or distribution of copies of the prospectus supplement, accompanying prospectus or any other document relating to the securities in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations;

(b) in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities in Italy is subject to a prior notification to the Bank of Italy, unless and exemption, depending, inter alia, on the aggregate amount and the characteristics of the securities issued or offered in the Republic of Italy, applies;

and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Norway

The securities will not be offered in Norway other than (i) to investors who are deemed professional investors under Section 5-4 of the Norwegian Securities Trading Act of 1997 as

defined in Regulation no. 1424 of 9 December 2005 (“Professional Investors”), (ii) to fewer than 100 investors that are not Professional Investors or with a total consideration of less than EUR 100,000 calculated over a period of 12 months, or (iii) with a minimum subscription amount of EUR 50,000. Consequently, no public offering will be made in Norway and neither the prospectus supplement nor the accompanying prospectus has been filed with or approved by any Norwegian authority. The prospectus supplement and the accompanying prospectus must not be reproduced or otherwise distributed to others by the recipient.

Switzerland

This product has not been registered or approved for public distribution in Switzerland by the Swiss Federal Banking Commission under the Swiss Investment Fund Act. This product shall not be offered or sold to the public in or from Switzerland, directly or indirectly, and neither this prospectus supplement nor the accompanying prospectus may be distributed or published to the public in Switzerland and neither this prospectus supplement nor the accompanying prospectus shall constitute a prospectus in the sense of art. 652a or 1156 of the Swiss Code of Obligations.

The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. The joint book-running managers of the offering are acting as financial advisors in connection with our acquisition of FIL and will be receiving market-based fees in connection therewith. Certain affiliates of the underwriters are lenders and/or agents under our credit facilities, our repurchase agreements and/or our other borrowing transactions, the terms of which are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, each of which is incorporated by reference into this prospectus supplement. We intend to pay down indebtedness under three of our credit facilities; therefore, certain of the underwriters, including Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. or their respective affiliates, may receive more than 10% of the net proceeds from this offering. Certain other underwriters, including J.P. Morgan Securities Inc., BMO Capital Markets Corp. and SunTrust Robinson Humphrey, Inc. or their respective affiliates also are lenders on one of our credit facilities to be repaid and will receive their proportionate share of the net proceeds from this offering. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Moreover, a managing director of an affiliate of Wachovia Capital Markets, LLC currently serves as one of our directors.

Legal matters

The validity of the shares offered by means of this prospectus supplement and certain U.S. federal income tax matters will be passed upon for us by Hogan & Hartson LLP. Certain legal matters regarding the shares will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

Experts

The consolidated financial statements of CapitalSource Inc. appearing in CapitalSource Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and through the Internet website maintained by the SEC at www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

CapitalSource SEC Filings (File No. 1-31753)	Period or Filing Date
Annual Report on Form 10-K	Year Ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2008
Current Reports on Form 8-K	Filed on each of:
• January 29, 2008
• February 14, 2008
• March 14, 2008
• March 21, 2008
• April 17, 2008
• May 1, 2008
• May 6, 2008
• June 18, 2008
• June 23, 2008
Description of shares of CapitalSource common stock contained in its Registration Statement on Form 8-A filed with the SEC on July 25, 2003, as amended by our Registration Statement on Form 8-A/A filed with the SEC on May 22, 2006, including any amendment or reports filed for the purpose of updating such description.	Filed on July 25, 2003 and May 22, 2006

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the completion of the offering; provided, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent identified in any such report. These documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement. Investors may obtain documents incorporated by reference into this prospectus supplement by requesting them in writing, by telephone or via the Internet from the company at the following address:

CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
(800) 370-9431
Attn: Investor Relations
Internet Website: www.capitalsource.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF
THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

Prospectus
Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts and Units

         We may offer the securities listed above, including units consisting of any two or more of such securities, from time to time. In addition, this prospectus may be used to offer securities for the account of other persons.
      This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus, a post-effective amendment to the registration statement of which this prospectus is a part or in documents incorporated by reference into this prospectus.
      We or any selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
      Our common stock is listed on the New York Stock Exchange under the symbol “CSE.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2005

-i-

ABOUT THIS PROSPECTUS
      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.
      References in this prospectus to “CapitalSource,” “we,” “us” and “our” are to CapitalSource Inc. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, depository shares, purchase contracts, units and warrants collectively as “offered securities.”
AVAILABLE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Because our common stock trades on the New York Stock Exchange under the symbol “CSE,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
The New York Stock Exchange
20 Broad Street
New York, New York 10005
On-line information, free of charge	SEC’s Internet website at
www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330
      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.capitalsource.com, under “Investor Relations — SEC Filings.” You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
(800) 370-9431
Attn: Investor Relations
Internet Website: www.capitalsource.com
Information contained on our internet website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.
      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-31753). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our Current Reports on Form 8-K filed with the SEC on January 31, 2005, February 17, 2005, April 8, 2005, April 20, 2005, April 28, 2005, July 7, 2005, October 6, 2005, October 13, 2005, November 23, 2005, December 1, 2005, December 20, 2005 and December 23, 2005; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 25, 2003, including any amendment or reports filed for the purpose of updating such description.
      We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.
      For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our clients’ or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Business” in our disclosures included or incorporated by reference into this prospectus discuss some of the factors that could contribute to these differences.
      The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
ABOUT CAPITALSOURCE INC.
      Our principal executive office is located at 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, and our telephone number is (301) 841-2700. We maintain a website at www.capitalsource.com on which we post all reports we file with the SEC under Section 13(a) of the Securities Exchange Act of 1934. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance.
USE OF PROCEEDS
      Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include repayment of indebtedness or acquisitions. We will not receive proceeds from sales of securities by selling securityholders except as may otherwise be stated in an applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
      The following description sets forth certain general provisions of the debt securities of the Company that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which such general provisions described below apply will be described in a prospectus supplement relating to such debt securities and in the applicable indenture or in one or more supplemental indentures, officers’ certificates or resolutions of the board of directors of the Company relating thereto.
General
      The debt securities offered by means of this prospectus will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under an Indenture for Senior Debt Securities, as amended, supplemented or modified from time to time between us, as obligor, and U.S. Bank, National Association, as trustee. Subordinated debt securities will be issued, under an Indenture for Subordinated Debt Securities, as amended, supplemented or modified from time to time between us, as obligor, and Wells Fargo Bank, National Association, as trustee. These indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and the forms of each have been filed as exhibits to the registration statement of which this prospectus is a part. The statements made in this section relating to the debt securities and the indentures are summaries of all anticipated material provisions thereof. You should read carefully any prospectus supplement describing the terms of a series of debt securities offered hereby and the indentures described herein which are filed as exhibits to the registration statement of which this prospectus is a part. All section references appearing herein are to sections of each indenture unless otherwise indicated and capitalized terms used but not defined under this heading shall have the respective meanings set forth in each indenture.
      Our senior debt securities will rank equally with all of our other senior unsecured and unsubordinated indebtedness that may be outstanding from time to time and will rank senior to all of our subordinated indebtedness that may be outstanding from time to time. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt as described below under “— Ranking.”
      If specified in the prospectus supplement, one or more of our subsidiaries or other persons (collectively, the “Subsidiary Guarantors”), will fully and unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the debt securities as described under “— Subsidiary Guarantees” and in the prospectus supplement. The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor. The Subsidiary Guarantees of subordinated debt securities will be subordinated to the senior debt of the Subsidiary Guarantors on the same basis as the subordinated debt securities are subordinated to our senior debt securities. Each of the Subsidiary Guarantors is a separate and distinct legal entity from us and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, distributions, loans or other payments, other than as expressly provided in a guarantee.
      Except as set forth in the applicable indenture or in one or more supplemental indentures, officers’ certificates or resolutions of the board of directors of the Company relating thereto and described in a prospectus supplement relating thereto, we may issue the debt securities without limit as to aggregate principal amount, in one or more series, or as established in the applicable indenture or in one or more supplemental indentures, officers’ certificates or board of directors resolutions relating to such indenture. We refer to such resolution, officers’ certificate or supplemental indenture collectively as a supplemental indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.
      Each indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities (Section 101). Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated in this summary or the indenture, any action described herein to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture (Section 609).
      The supplemental indenture relating to any series of debt securities being offered will contain, and the prospectus supplement relating thereto will describe, the specific terms thereof which, pursuant to Section 301 of the indentures, may include, without limitation:

•	the title of such debt securities;

•	the classification of such debt securities as senior securities or subordinated securities;

•	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	the percentage of the principal amount of such debt securities that will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	the terms and conditions, if any, upon which such debt securities may be convertible or exchangeable into our common stock or other securities and the terms and conditions upon which such conversion or exchange may be effected, including, without limitation, the initial conversion or exchange price or rate (or manner of calculation thereof), the portion that is convertible or exchangeable or the method by which any such portion shall be determined, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders or at our option, the events requiring an adjustment of conversion or exchange price, provisions affecting conversion or exchange in the event of the redemption of such debt securities and any applicable limitations on the ownership or transferability of the securities into which such debt securities are convertible;

•	the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

•	the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places other than or in addition to New York City where the principal of (and premium, if any) and interest, if any (including any additional amounts required to paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities), on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

•	the date or dates on which, or the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•	our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which and the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation, including any sinking fund payments;

•	if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default or covenants set forth in the applicable indenture;

•	whether the principal of (and premium, if any) or interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges) on such debt securities are to be payable, at our election or the holder’s election, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of making such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

•	whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

•	whether such debt securities will be issued in certificated or book-entry form;

•	whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on such debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

•	if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and the extent to which such debt securities are guaranteed by the Subsidiary Guarantors and the form of any such guarantee;

•	the name of the applicable trustee and the address of its corporate trust office; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such debt securities as the original issue discount securities. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

      Except as maybe set forth in the applicable indenture or in one or more supplemental indentures, neither indenture contains any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged transaction involving us, including any merger or consolidation with or acquisition of a highly leveraged company. In addition, as described below under “— Merger, Consolidation or Sale of Assets,” we have broad discretion to engage in mergers, consolidations or other significant transactions without the consent of the holders of the debt securities offered hereby (Article Eight). You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to our events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
Subsidiary Guarantees
      If specified in the prospectus supplement, the Subsidiary Guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.
      Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.
      In the case of subordinated debt securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the senior debt of such Subsidiary Guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt securities. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated debt indenture.
      Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
      Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable trustee, the holders and their successors, transferees and assigns.
      In the event that a Subsidiary Guarantor ceases to be a subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the capital stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the trustee or any holder, and no other person acquiring or owning the assets or capital stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Denomination, Interest, Registration and Transfer
      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples thereof and those in bearer form will be issuable in denominations of $5,000 (Section 302).
      Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities) will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).
      Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, which we refer to as defaulted interest, will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid:

•	to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, notice whereof shall be given to the holder of such debt security not less than ten days prior to such special record date; or

•	at any time in any other lawful manner, all as more completely described in the applicable indenture (Section 307).
      Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).
      Neither we nor any trustee shall be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

•	exchange any debt securities in bearer form, unless such debt securities are simultaneously surrendered for redemption with debt securities in registered form of the same series and like tenor; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).
Merger, Consolidation or Sale of Assets (Article Eight)
      Unless otherwise set forth in a supplemental indenture relating to any series of debt securities and described in the applicable prospectus supplement, we are permitted to consolidate with, or sell, lease or convey all or substantially all of our respective assets to, or merge with or into, any other entity provided that:

•	either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or the entity which shall have received the transfer of such assets shall expressly assume all of our obligations under the indenture, including payment of the principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or the obligation of any of our Subsidiaries (as defined below) as a result thereof as having been incurred by us or our Subsidiary at the time of such transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to each trustee (Sections 801 and 803).
      The indentures do not currently provide the holders of debt securities any other rights or protections in the event of any such transaction. The term “substantially all” as used in the indentures will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a limited body of case law interpreting this phrase, there is no established definition under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law in the event of a transaction which may constitute a transfer of “all or substantially all” of our assets which could limit your ability to determine if we have complied with the provisions of Article Eight of the indentures or whether you may have any other rights available to you under the indentures.
Certain Covenants

Existence
      Except as described under “— Merger, Consolidation or Sale of Assets” above, we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of Properties
      We will be required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that we shall not be prevented from discontinuing the operation and maintenance of our properties or the properties of our Subsidiaries if we or our Subsidiaries determine that such discontinuance is desirable in the conduct of business and not disadvantageous in any material respect to the holders of the debt securities.

Insurance
      We will be required to, and will be required to cause each of our Subsidiaries, to keep all insurable properties insured against loss or damage in amounts and types that are commercially reasonable (Section 1008).

Payment of Taxes and Other Claims
      We will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or that of any Subsidiary; and

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary, unless such lien would not have a material adverse effect upon such property;
provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve (Section 1009).

Provision of Financial Information
      If the Company is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the trustees and transmit a copy to each holder of debt securities offered by means of this prospectus. If the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will deliver to the applicable trustee and transmit to each holder of debt securities offered by means of this prospectus reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the SEC had the Company been required to file such reports, such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the SEC had the Company been required to file such reports. Notwithstanding the foregoing, if the Company is not required to file reports with the SEC because information about the Company is contained in the reports filed by another entity with the SEC, the delivery to the trustee for the debt securities offered by means of this prospectus of the reports filed by such entity with the SEC and the transmittal by mail to all holders of such debt securities of each annual and quarterly report filed with the SEC by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy the obligation of the Company to provide financial information under the applicable provisions of the Indenture (Section 1010).
Additional Covenants and/or Modifications to the Covenants Described Above
      Any additions to, modifications of or deletions of any of the covenants described above with respect to any debt securities or series thereof will be set forth in a supplemental indenture (Section 301) and described in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver
      Each indenture will provide that the following events are “events of default” with respect to any series of debt securities issued thereunder:

•	default in the payment of any installment of interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) on any debt security of such series and continuance of such default for 30 days;

•	default in the payment of principal of (or premium, if any, on) any debt security of such series when due and payable, whether at maturity, upon redemption or otherwise;

•	default in the performance, or breach, of any other covenant or warranty on our part or the part of any guarantor contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), or the failure of any Subsidiary to comply with the limitations on incurrence of indebtedness contained in the senior indenture, if applicable, and, in each case, the continuance of such default or breach for 60 days after written notice as provided in the applicable indenture;

•	default in the payment of recourse indebtedness of the Company or a Subsidiary Guarantor in an aggregate principal amount in excess of $10,000,000, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled within a specified period of time;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, any Subsidiary Guarantor or any Significant Subsidiary (as defined in the indentures and discussed below);

•	the Subsidiary Guarantee of any debt security by a Subsidiary Guarantor ceases to be in full force and effect or enforceable in accordance with its terms;

•	any other event of default provided with respect to a particular series of debt securities (Section 501).
      “Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.
      “Subsidiary” means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by us, a Subsidiary Guarantor or by one or more other Subsidiaries of us or a Subsidiary Guarantor. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.
      If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof), or premium, if any, of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if:

•	we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series have been cured or waived as provided in such indenture (Section 502).
      Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium, if any) or interest on any debt security (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) of such series;

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby; or

•	in the conversion or exchange of any debt security in accordance with its terms (Section 513).
      Each trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders (Section 601); and provided further that no such notice will be given in the case of a non-payment event of default until at least 60 days after the occurrence of the relevant default.
      Each indenture also provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it and no inconsistent direction has been given to the trustee by holders of at least a majority in principal amount of the outstanding debt securities during such 60 days (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof (Section 508).
      Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the trustee thereunder security or indemnity reasonably satisfactory to it (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

      Within 120 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any non-compliance under the applicable indenture and, if so, specifying each such non-compliance and the nature and status thereof (Section 1011).
Modification of the Indentures
      Modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any such debt security;

•	change the place of payment, or the coin or currency, for payment of the principal of (or premium, if any) or interest on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security; or

•	release a Subsidiary Guarantor from any Subsidiary Guarantee (Section 902).
      The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby will have the right to waive compliance by us with certain covenants in such indenture (Section 1013).
      Modifications and amendments of an indenture will be permitted to be made by us and the respective trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person as obligor or Subsidiary Guarantor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture;

•	to make any other provision in the indenture which shall not be inconsistent with the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture in any material respect;

•	to add a Subsidiary Guarantor; or

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

      Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding clause);

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable indenture; and

•	debt securities owned by us or any other obligor under the debt securities or our affiliate or an affiliate of such other obligor shall be disregarded (Section 101).
      Each indenture will contain provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of an indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.
      Notwithstanding the foregoing provisions, each indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.
Ranking
      The terms and conditions, if any, upon which the debt securities and any guarantee of the debt securities are subordinated to our other indebtedness and indebtedness of our Subsidiary Guarantors will be set forth in the applicable prospectus supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the debt securities and any guarantee, the restrictions on payments to the holders of such debt securities and guarantees while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the holders of such debt securities following an event of default, and provisions requiring holders of such debt securities to remit certain payments to holders of senior indebtedness.
Discharge, Defeasance and Covenant Defeasance
      We may discharge certain obligations to holders of any series of debt securities issued thereunder that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).
      Each indenture provides that, if the provisions of Article Fourteen are made applicable to the debt securities of or within any series pursuant to Section 301 of such indenture, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) (Section 1402); or

•	to be released from its obligations with respect to such debt securities under certain specified covenants under such indenture as specified in the applicable prospectus supplement and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities (“covenant defeasance”) (Section 1403),

in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.
      Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1404).
      “Government Obligations” means securities, which are:

•	direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by applicable law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).
      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security; or

•	a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405).

      As used in this prospectus, “Conversion Event” means the cessation of use of:

•	a foreign currency, currency unit or composite currency other than the Euro both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the Euro both within the member states of the European Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended, and for the settlement of transactions by public institutions of or within the European Union; or

•	any currency unit or composite currency for the purposes for which it was established.
      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.
      In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet under “— Events of Default, Notice and Waiver” above with respect to certain specified sections of Article Ten of each indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in the seventh bullet under “— Events of Default, Notice and Waiver” above with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such default. However, we would remain liable to make payment of such amounts due at the time of acceleration.
      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
Redemption of Securities
      If the applicable supplemental indenture provides that the debt securities are redeemable, we may redeem such debt securities at any time at our option, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any debt securities or series thereof.
      After notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.
      Notice of any optional redemption of any debt securities will be given to holders at their addresses, as shown on our books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed.
      If we elect to redeem debt securities, we will notify the trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all of the debt securities are to be redeemed, the trustee shall select the debt securities to be redeemed in such manner as it shall deem fair and appropriate (Article Eleven).
      If the applicable supplemental indenture provides that the debt securities are redeemable at the option of the holder, we will redeem such debt securities in accordance with the terms of the applicable supplemental indenture. In the event we determine that any such redemption constitutes an issuer tender offer, we will comply with the provisions of Rule 13e-4 of the Exchange Act and any other applicable tender offer rules, and will file a Schedule TO or any other schedule required under such rules, in connection with any offer to repurchase the notes at the option of the holder.
Global Securities
      If the applicable prospectus supplement so indicates, the debt securities will be evidenced by one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.
      Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.
      Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through participants, including some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of such global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.
      Neither we nor the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.
      DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	some of such participants, or their representatives, together with other entities, own DTC; and

•	the rules applicable to DTC and its participants are on file with the SEC.
      Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the participants’ and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the use of the book-entry system for the debt securities is discontinued.

      The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.
      Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.
      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.
      Principal, interest payments, and payments of any premium amounts on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or the operating partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal, interest, and payments of any premium amounts to Cede & Co. is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.
      We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificates representing the debt securities will be printed and delivered.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK
      The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the terms of these documents. Our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.
Common Stock
      As of December 1, 2005, there were 140,375,257 shares of common stock outstanding. In addition, as of December 1, 2005, there were 4,485,790 additional shares of common stock available for issuance under our equity incentive plan and 1,843,846 shares available for issuance under our employee stock purchase plan.
      Holders of shares of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of shares of our common stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available for distribution, after provision has been made for any preferential dividend rights of outstanding preferred stock, if any. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock, if any. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are validly issued, fully paid and non-assessable. Except as may be imposed on shares issued upon exercise of options or restricted stock granted under our equity incentive plan, and except as may be imposed by applicable securities laws, there are no restrictions on the alienability of the shares. Holders of shares of our common stock are not liable for further calls or assessments by us. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future. Certain of our existing holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances. See the discussion below under the caption “— Shareholder Registration Rights.”
      Our common stock is listed on The New York Stock Exchange under the symbol “CSE.”
Preferred Stock
      Our board of directors is authorized, without further vote or action by the shareholders, to issue from time to time up to an aggregate of 50 million shares of preferred stock in one or more series. As of the date of this prospectus, there are no shares of preferred stock outstanding. Each series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, but are not limited to, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. We will distribute a supplement to this prospectus relating to any series of preferred stock we may offer. The prospectus supplement will describe the specific terms of the particular series of preferred stock offered.
      Our board of directors has the authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of our common stock, and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

Transfer Agent
      Wachovia Bank, National Association serves as transfer agent for shares of our common stock.
Delaware Law and Certain Charter and Bylaw Provisions
      We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested” shareholders for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to exceptions, an “interested” shareholder is a person who, alone or together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.
      Our certificate of incorporation and bylaws provide that:

•	the board of directors be divided into three classes, with staggered three-year terms;

•	directors may be removed only for cause and only by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors voting together as a single class; and

•	any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by the affirmative vote of a majority the directors then in office.
      The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from, acquiring us.
      Our bylaws also provide that:

•	any action required or permitted to be taken by the shareholders at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting; and

•	special meetings of the shareholders may be called by our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President and shall be called by our Secretary at the written request of at least 10% in voting power of all capital stock outstanding and entitled to cast votes at the meeting.
      Our bylaws provide that, in order for any shareholder business (other than shareholder nominations of directors) to be considered “properly brought” before a meeting, a shareholder must comply with requirements regarding advance notice to us. For business to be properly brought before a meeting by a shareholder, it must be a proper matter for shareholder action under the Delaware General Corporation Law, the shareholder must have given timely notice thereof in writing to our Secretary, and the notice must comply with the procedures set forth in our bylaws. Except for shareholder proposals submitted in accordance with the federal proxy rules as to which the requirements specified therein shall control, a shareholder’s notice, to be timely, must be delivered to or mailed and received at our principal executive offices, not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a shareholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.
      Our bylaws also provide that subject to the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the shareholders may be made by any shareholder entitled to vote in the election of directors generally who complies with the procedures set forth in our bylaws and who is a shareholder of record at the time notice is delivered to our Secretary. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election or re-election as directors at an annual meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a shareholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.
      The purpose of requiring shareholders to give us advance notice of nominations and other shareholder business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give our board of directors any power to disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders. These provisions could also delay shareholder actions which are favored by the holders of a majority of our outstanding voting securities until the next shareholders’ meeting.
      Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on such matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation permits our board of directors to amend or repeal most provisions of our bylaws by majority vote but requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of our capital stock entitled to vote to amend or repeal certain provisions of our bylaws. Generally, our certificate of incorporation may be amended by holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote. No amendment of the provision of our certificate of incorporation providing for the division of our board of directors into three classes with staggered three-year terms may be approved absent the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote. The shareholder vote with respect to an amendment of our certificate of incorporation or bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to shareholders.
Limitation of Liability and Indemnification of Officers and Directors
      Our bylaws provide indemnification, including advancement of expenses, to the fullest extent permitted under applicable law to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of CapitalSource, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. In addition, our certificate of incorporation provides that our directors will not be personally liable to us or our shareholders for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not limit or eliminate our rights or the rights of any shareholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, this provision does not limit the directors’ responsibilities under Delaware law or any other laws, such as the federal securities laws. We have obtained insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We also have entered into indemnification agreements with our directors and executive officers.
Shareholder Registration Rights

Generally
      Certain of our existing shareholders, including members of our management, who collectively hold approximately 64.0 million shares of our common stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to an Amended and Restated Registration Rights Agreement that we entered into with certain of our existing shareholders in connection with the closing of our August 2002 recapitalization transaction. All of these shares currently are tradable, subject to compliance with the volume and manner of sale provisions of Rule 144 under the Securities Act, and any shares registered pursuant to the agreement would become freely tradable without restriction under the Securities Act. Our existing shareholders, by exercising their registration rights, could cause a large number of shares of our common stock to be registered and publicly sold, which could cause the market price of shares of our common stock to decline significantly.

S-3 Demand Registration Rights
      Under the terms of our Amended and Restated Registration Rights Agreement, so long as we remain eligible to register securities by means of a registration statement on Form S-3, holders of our registrable shares have the right, subject to certain limitations, to demand the registration of their shares of common stock provided that the aggregate market value of the shares of common stock to be registered equals at least $10 million. We expect to satisfy any exercises of these rights through preparation of a prospectus supplement to this prospectus.

Piggyback Rights
      Subject to the exceptions and limitations set forth in the Amended and Restated Registration Rights Agreement, the holders of registrable securities under that agreement have unlimited piggyback registration rights until August 12, 2009. We expect to satisfy any exercises of these rights through preparation of a prospectus supplement to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES
      The description of certain provisions of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not restate those agreements and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as a holder of the depositary shares. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading “Available Information” on page 1.
General
      We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company that we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. As of the date of this prospectus, there are no depositary shares outstanding.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.
      A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.
Dividends and Other Distributions
      The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.
      If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.
      The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange
      If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.
Redemption of Depositary Shares
      If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.
Voting
      Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.
Record Date
      Subject to the provisions of the deposit agreement, whenever

•	any cash dividend or other cash distribution becomes payable,

•	any distribution other than cash is made,

•	any rights, preferences or privileges are offered with respect to the preferred stock,

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.
Withdrawal of Preferred Stock
      Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.
Amendment and Termination of the Deposit Agreement
      We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.
Charges of Preferred Stock Depositary
      We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.
Miscellaneous
      Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.
      The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “— Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS
      We may issue warrants to purchase debt securities, common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under separate warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. As of the date of this prospectus, there are no warrants outstanding.
      We will distribute a prospectus supplement relating to any warrants that we may offer. The prospectus supplement will describe specific terms relating to the offering, including a description of any other securities being offered together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	terms relating to the currency or currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or

•	price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, terms relating to the currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; any terms relating to the modification of the warrants;

•	a discussion of material federal income tax considerations, if applicable;

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.
      Warrants issued for securities other than our debt securities, common stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.
      The applicable prospectus supplement will describe the specific terms of any warrant units.
      The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Available Information” on page 1.

DESCRIPTION OF PURCHASE CONTRACTS
      We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of our common stock, preferred stock or depositary shares or warrants at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts, which may or may not be unsecured. As of the date of this prospectus, there are no purchase contracts outstanding.
      The prospectus supplement relating to any purchase contracts we are offering will describe the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount a holder will be obligated to pay in order to purchase our debt securities, common stock, preferred stock, depositary shares or warrants or the formula to determine such amount.

•	the settlement date or dates on which the holder will be obligated to purchase the securities. The prospectus supplement will specify whether certain events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•	the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of a purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. Purchase contracts may include anti-dilution provisions to adjust the number of securities to be delivered upon the occurrence of specified events.

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be our debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations or government securities.

•	the terms of any pledge arrangement relating to any underlying securities.

•	the amount and terms of the contract fee, if any, that may be payable. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.
      The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the purchase contracts. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of purchase contracts or purchase contract units and will be available as described under the heading “Available Information” on page 1.

DESCRIPTION OF UNITS
      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.
      The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Available Information” on page 1.
LEGAL MATTERS
      In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities and certain U.S. federal income tax matters may be passed upon for us by Hogan & Hartson L.L.P., and for the underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
      The consolidated financial statements of CapitalSource Inc. appearing in CapitalSource Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and CapitalSource Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

30,000,000 Shares

CapitalSource Inc.

Common stock

Prospectus Supplement

JPMorgan	Wachovia Securities

BMO Capital Markets	Citi	Deutsche Bank Securities	Morgan Stanley

Banc of America Securities LLC	SunTrust Robinson Humphrey

JMP Securities	Sandler O’Neill + Partners, L.P.

June 23, 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not, and the underwriters are not, offering to sell, and seeking offers to buy, common stock in jurisdictions where offers and sales are not permitted. The information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operation and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus supplement and the accompanying prospectus applicable to that jurisdiction.